Exhibit 99.1

[LOGO OF NEW CENTURY BANK OF FAYETTEVILLE]

NEWS RELEASE For more information, contact: Kevin Bunn, President New Century Bank of Fayetteville (910) 485-5855	January 9, 2004

NEW CENTURY BANK OF FAYETTEVILLE

FORMATION COMPLETE

Fayetteville, NC . . . New Century Bank of Fayetteville officially opened its doors on Friday, January 2, reported Kevin S. Bunn, the bank’s president. Located at 2806 Raeford Road, the bank had operated for several months as an office of New Century Bank, a community bank headquartered in Dunn, NC, while shareholder and regulatory approvals were obtained to create New Century Bancorp, the holding company which now holds both banks as subsidiaries.

“What a great way to start a new year,” said Bunn. “While we’ve been open and serving customers since June, 2003, the final step in becoming Fayetteville’s community bank is now complete. Our shareholders, directors, and staff, as well as our associates in Dunn, have a lot to be proud of—they worked together to make this happen. We’re all committed to serving Fayetteville with community bank service based on local management and local decision-making. People will find something different here than they do at larger banks. And they’ll like it.”

Because this change had been anticipated since the banking office opened, the name change does not mean any changes for customers. Going forward, they’ll just begin to see the New Century Bank of Fayetteville logo on bank documents and signage.

Earlier this year, local support for New Century Bank of Fayetteville resulted in a

- more -

successful public stock offering. Organizers raised $8.5 million in capital to fund the start-up bank.

Organizers of New Century Bank of Fayetteville include: Watson Caviness, president of Caviness-Cates Land Development Company; J. Gary Ciccone, Partner at Nimocks, Ciccone & Townsend; T. Dixon Dickens, Managing Partner and President of Valley Motors, Inc; Dr. Andrea Dickerson, Physician at Fayetteville Woman’s Care; Ralph Huff, President of H&H Constructors; Dr. Joseph Jenkins, Past President and CEO of Prime Medical Services, Inc.; John McCauley, President of McCauley-McDonald Investments; Ralph Mitchell, President and Owner of Santita Trucking Company; Richard Player III, President of Player, Inc.; Tony Rand, Consultant for Sonorex, Inc and President of Rand & Gregory, P.A.; Jimmy Smith, Managing Partner of Southeastern Insurance Services and President of Springer, Inc.; Lee Tart, President of The Sports Center, Inc.; Dr. Sidney Thompson, Physician and Medical Director of Ravenhill Dermatology Medical Clinic and Ravenhill Medical Spa; Lyndo Tippett, Secretary of the State of North Carolina Department of Transportation, CPA, and Partner in Tippett, Padrick & Bryan; and, Sharlene Williams, President/Owner of C&S Commercial Properties.

Currently working out of a temporary facility, plans are underway for a new New Century Bank of Fayetteville headquarters and banking office, with an anticipated opening of late 2004.

New Century Bancorp, the holding company for New Century Bank of Fayetteville and New Century Bank, which has offices in Dunn, NC and Clinton, NC with plans to open an office in Goldsboro, NC in January, 2004, ended third quarter 2003 with $182.4 million in assets.

###

Stock Symbol: NCBC – OTC Electronic Bulletin Board                     www.newcenturybanknc.com

The information as of September 30, 2003 for New Century Bancorp as presented is unaudited. This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. When we use any of the words “believes,” “expects,” “anticipates,” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of the combined company. This could cause results or performance to differ materially from those expressed in our forward-looking statements.